Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rubio’s Restaurants, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Rubio’s
Restaurants, Inc. dated June 6, 2007 of our report dated March 30, 2007, with respect to the consolidated balance sheets of Rubio’s Restaurants, Inc. and subsidiaries as of December 31, 2006 and December 25,
2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the December 31, 2006, annual report on Form 10-K of Rubio’s Restaurants, Inc.

San Diego, California
June 6, 2007